Exhibit 23.2

Consent of Ryder Scott Company, L.P.

Samson Oil & Gas Limited
Level 36, Exchange Plaza
2 The Esplanade
Perth, Western Australia  6000

Ladies and Gentlemen:

We hereby consent to the use in this Registration Statement and related prospectus (Post-Effective Amendment No. 1 to Form F-3 on Form S-3 No. 333-153223) of Samson Oil & Gas Limited (the “Registration Statement”) of the name Ryder Scott Company, L.P.; to the incorporation by reference into the Registration Statement of our report dated August 3, 2011 attached as Exhibit 99 to the Annual Report on Form 10-K of Samson Oil & Gas Limited; and to the references to our reports on Samson Oil & Gas Limited’s proved natural gas and oil reserves estimates as of June 30, 2011 and June 30, 2010.  We also consent to all references to us contained in such Registration Statement, including in the prospectus under the heading “Experts”.

Very Truly Yours,

/s/ Ryder Scott Company, L.P.

Ryder Scott Company, L.P.

Denver, Colorado
September 13, 2011